Exhibit 3.1

Certificate of Amendment

TO

AMENDED AND RESTATED

Certificate of Incorporation

of

US ECOLOGY, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

US Ecology, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.      That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders thereof, which proposed amendment is as follows:

Article FIFTH, Section 3 of the Certificate of Incorporation of the Corporation is hereby deleted and replaced with the following:

“The stockholders of the Corporation shall not be entitled to cumulative voting in an election of directors.”

2.       That the foregoing amendment was approved by the holders of the requisite number of shares of common stock of the Corporation at a meeting of the stockholders held on May 25, 2021.

3.       That said amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

4.       The effective date of the amendment shall be June 1, 2021.

* * *

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 1st day of June 2021.

US ECOLOGY, INC.

By:	/s/ Wayne Ipsen
Name: Wayne Ipsen
Title: Vice President, General Counsel and Secretary